Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. has issued a report, as of December 31, 2019, of the "Estimates of Reserves and Future Revenue to the Alliance Royalty, LLC Interest in Certain Oil and Gas Properties located in the United States, as of December 31, 2019" for Alliance Royalty, LLC.  Netherland, Sewell & Associates, Inc. consents to the reference in Form 10‑K to Netherland, Sewell & Associates, Inc.'s reserves report dated February 7, 2020, and to the incorporation by reference of our Firm's name and report into Alliance's previously filed Registration Statements on Form S-3 (No. 333-202358)  and Form S-8 (File No. 333-165168 and 333-85258).

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. (Scott) Rees III
By:	C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

February 20, 2020

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